                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Marriott International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

  Corporate Headquarters:                                 Mailing Address:
  10400 Fernwood Road                                     Marriott Drive
  Bethesda, Maryland 20817     [LOGO OF MARRIOTT]         Washington, D.C.
                                                          20058

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD FRIDAY, APRIL 28, 2000

                               ----------------

To our Shareholders:                                              March 23, 2000

  The 2000 annual meeting of shareholders of Marriott International, Inc. (the "Company") will be held at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, April 28, 2000, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

  (1) Election of four directors, each for a term of three years;

  (2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 2000;

  (3) Ratification of an increase of 15 million shares of the Company's Class A common stock authorized for issuance under the Marriott
      International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan;

  (4) Consideration of one shareholder proposal; and

  (5) Any other matters that properly come before the meeting.

  Shareholders of record at the close of business on March 6, 2000 will be entitled to notice of and to vote at this meeting.

  For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

                                          By order of the Board of Directors,

                                          [/s/ W. DAVID MANN]
                                          W. David Mann
                                          Secretary

      PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING
         AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About the Meeting.........................................................   1
  What is the purpose of the annual meeting?..............................   1
  Who is entitled to vote?................................................   1
  Who can attend the meeting?.............................................   1
  What constitutes a quorum?..............................................   2
  How do I vote?..........................................................   2
  Can I vote by telephone or electronically?..............................   2
  Can I change my vote after I return my proxy card, or after I vote by
   telephone or electronically?...........................................   2
  What are the Board's recommendations?...................................   2
  What vote is required to approve each item?.............................   3
  Who will count the vote?................................................   3
  What shares are included on the proxy card(s)?..........................   3
  What does it mean if I receive more than one proxy card?................   3
  How will voting on any other business be conducted?.....................   3
  When are shareholder proposals for the 2001 annual meeting of
   shareholders due?......................................................   3
  Can a shareholder nominate someone to be a director of the Company?.....   4
  How much did this proxy solicitation cost?..............................   4
  Can I receive future shareholder communications electronically through
   the Internet?..........................................................   4

Stock Ownership...........................................................   5
  Who are the largest owners of the Company's stock?......................   5
  How much stock do the Company's directors and executive officers own?...   5
  Section 16(a) Beneficial Ownership Reporting Compliance.................   7

Item 1--Election of Directors ............................................   8
  Directors Standing for Election.........................................   8
  Directors Continuing in Office..........................................  10
  Committees of the Board of Directors....................................  12
  Directors' Compensation.................................................  13
  Compensation Committee Interlocks and Insider Participation.............  14
  Executive Compensation..................................................  15
    Summary Compensation Table............................................  15
    Stock Options.........................................................  17

  Report on Executive Compensation by the Compensation Policy Committee...  19

  Shareholder Return Performance Graph....................................  23

  Certain Transactions....................................................  24

Item 2--Ratification of Appointment of Independent Auditors...............  27

Item 3--Ratification of Increase of 15 Million Shares of the Company's
 Class A Common Stock Authorized for Issuance under the Marriott
 International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan.....  28

Item 4--Shareholder Proposal..............................................  33

Other Matters.............................................................  34

                               [LOGO OF MARRIOTT]

                          MARRIOTT INTERNATIONAL, INC.
                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (the "Company") to be held on Friday, April 28, 2000, beginning at 10:30 a.m., at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments thereof. This Proxy Statement is first being mailed to shareholders on March 23, 2000.

  Marriott International, Inc. conducts the lodging, senior living services and distribution services businesses formerly conducted by "old" Marriott International, Inc. ("Old Marriott"), now known as Sodexho Marriott Services, Inc. The Company was spun off as a separate public company from Old Marriott on March 27, 1998 (the "Spinoff").

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

  At the Company's annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of four directors, ratification of the Company's independent auditors, ratification of an increase in the number of shares authorized for issuance under the Company's 1998 Comprehensive Stock and Cash Incentive Plan, and consideration of a shareholder proposal. In addition, the Company's management will report on the performance of the Company during fiscal 1999 and respond to questions from shareholders.

Who is entitled to vote?

  Only shareholders of record at the close of business on the record date, March 6, 2000, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company's Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

  All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

  Directions to the meeting, and information on parking, public transportation and lodging, can be found on the back cover of this proxy statement.

What constitutes a quorum?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 241,207,510 shares of Class A common stock of the Company were outstanding. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

How do I vote?

  Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR items 1, 2 and 3, and AGAINST item 4.

Can I vote by telephone or electronically?

  You may vote by telephone or electronically through the Internet, by following the instructions attached to your proxy card.

  The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

    (1) Returning a later-dated signed proxy card;

    (2) Delivering a written notice of revocation to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355;

    (3) Voting by telephone or the Internet; or

    (4) Voting in person at the meeting.

What are the Board's recommendations?

  The Board's recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

  . FOR election of the nominated directors (see Item 1 on page 8);

  . FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 2000 (see Item 2 on page 27);

  . FOR ratification of an increase of 15 million shares of the Company's
    Class A common stock authorized for issuance under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (see
    Item 3 on page 28); and

  . AGAINST approval of the shareholder proposal (see Item 4 on page 33).

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

  For each Item, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each Item. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

  Representatives of First Chicago Trust Company of New York, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

  The shares on your proxy card(s) represent ALL of your shares of Class A common stock, including any shares you may hold through the DirectSERVICE Investment Program administered by First Chicago Trust Company of New York, or if you are a Marriott employee, any shares that may be held in custody for your account by Bankers Trust Company as custodian for Marriott International, Inc.'s Profit Sharing Plan (401(k) plan) for employees. If you have shares in the Profit Sharing Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Bankers Trust will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

What does it mean if I receive more than one proxy card?

  If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, First Chicago Trust Company of New York, at (800) 311-4816.

How will voting on any other business be conducted?

  Although we do not know of any business to be considered at the 2000 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and Richard E. Marriott to vote on such matters at their discretion.

When are shareholder proposals for the 2001 annual meeting of shareholders due?

  The Company's 2001 annual meeting of shareholders is scheduled to be held on May 4, 2001. To be considered for inclusion in the Company's proxy statement for that meeting, shareholder proposals must be received at the Company's offices no later than November 22, 2000. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the

Company's bylaws, and must be submitted in writing delivered or mailed to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

  In addition, the Company's bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2001 annual meeting of shareholders, such proposal or nomination must be submitted in writing to the Company's Secretary at the above address not later than January 28, 2001. The written proposal or nomination must be in compliance with the Company's bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made later than January 28, 2001, or not in compliance with the Company's bylaws.

Can a shareholder nominate someone to be a director of the Company?

  As a shareholder, you may recommend any person as a nominee for director of the Company by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Washington, D.C. 20058. Recommendations must be received by January 28, 2001 for the 2001 annual meeting of shareholders, and must comply with the requirements in the Company's bylaws.

How much did this proxy solicitation cost?

  MacKenzie Partners, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $6,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes.

Can I receive future shareholder communications electronically through the Internet?

  Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:
  . If your shares are registered in your own name, and not in "street name" through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, First Chicago Trust Company of New York, at www.econsent.com/mar.
  . If your shares are registered in "street name" through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

  You may withdraw this consent at any time and resume receiving shareholder communications in print form. More information on electronic delivery of materials is set forth in an insert accompanying this proxy statement.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

  As of January 31, 2000 the following persons or groups beneficially owned 5% or more of the Company's outstanding shares of Class A common stock:

   J.W. Marriott, Jr...................................................... 10.8%
   Richard E. Marriott.................................................... 10.6%
   Southeastern Asset Management, Inc.....................................  9.3%
   Montag & Caldwell, Inc.................................................  7.8%

How much stock do the Company's directors and executive officers own?

  The following table sets forth the beneficial ownership of Class A common stock by the Company's directors and executive officers as of January 31, 2000, as well as additional information about beneficial owners of 5% or more of the Company's Class A common stock.

                                                       Shares
                                                    Beneficially      Percent of
   Name                                                Owned           Class(1)
   ----                                             ------------      ----------
Directors:
J.W. Marriott, Jr..................................  26,787,404(2)(3)    10.8
Richard E. Marriott................................  25,810,461(2)(4)    10.6
Henry Cheng Kar-Shun...............................       2,600(5)          *
Gilbert M. Grosvenor...............................       3,600(5)          *
Floretta Dukes McKenzie............................         870(5)          *
Harry J. Pearce....................................      10,000(5)          *
W. Mitt Romney.....................................      10,000(5)          *
Roger W. Sant......................................      20,000(5)          *
William J. Shaw....................................   1,371,959(6)(7)       *
Lawrence M. Small..................................      80,000(5)          *

Named Executive Officers:
Joseph Ryan........................................     237,525(6)(7)       *
James M. Sullivan..................................     372,429(6)(7)       *
William R. Tiefel..................................     985,562(7)(8)       *

All Directors and Executive Officers as a Group:
(21 persons including the foregoing)...............  48,181,512(2)(9)    19.4

Other 5% Beneficial Owners:
Southeastern Asset Management, Inc.................  22,731,400(10)       9.3
Montag & Caldwell, Inc.............................  19,235,742(11)       7.8

--------
 *  Less than 1 percent.
 (1) Based on the number of shares outstanding (243,957,257) at, plus the number of shares acquirable by the specified person(s) within 60 days of, January 31, 2000.
 (2) Includes: 3,150,040 shares held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children and 5,073,574 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott, but are included only once in reporting the number of shares owned by all directors and executive officers as a group.

 (3) Includes, in addition to the shares referred to in footnote (2): (i) 1,817,004 shares subject to options exercisable within 60 days after January 31, 2000, (ii) 663,860 shares held as trustee of two trusts for the benefit of Richard E. Marriott, (iii) 138,141 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iv) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee,
     (v) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee, (vi) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vii) 5,415,180 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder.
 (4) Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2000, (ii) 541,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (iii) 136,438 shares owned by Richard E. Marriott's wife, (iv) 1,207,656 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (v) 4,588,946 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
 (5) The shares included herein do not include non-employee director annual deferred share awards or stock units representing fees deferred at the election of non-employee directors under the Company's 1998 Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of December 31, 1999, were as follows: Dr. Cheng: 1,407; Mr.
     Grosvenor: 13,873; Dr. McKenzie: 10,315; Mr. Pearce: 10,471; Mr. Romney:
     10,981; Mr. Sant: 11,639; and Mr. Small: 10,572. Neither share awards nor stock units carry voting rights or are transferable. Stock unit accounts are credited with dividend equivalents in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
 (6) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: Mr. Ryan: 64,032 shares; Mr. Shaw: 40,808 shares; and Mr. Sullivan: 26,606 shares. Shares of restricted stock are voted by the holder thereof. See "Executive
     Compensation: Summary Compensation Table" at page 15.
 (7) Includes shares subject to options exercisable within 60 days after January 31, 2000, as follows: Mr. Ryan: 145,846 shares; Mr. Shaw:
     1,131,614 shares; Mr. Tiefel: 862,423 shares; and Mr. Sullivan: 295,562 shares.
 (8) Includes 79,350 shares held by a limited partnership of which Mr. Tiefel is the sole general partner and Mr. Tiefel and certain family members are limited partners.
 (9) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) beneficially owned an aggregate of 3,929,243 shares, or 1.6 percent of Class A common stock outstanding as of January 31, 2000.
(10) Based on a Schedule 13G amendment filed with the Securities and Exchange Commission on February 15, 2000, reflecting ownership of Class A common stock as of December 31, 1999, and total outstanding shares of Class A common stock as of December 31, 1999. The following information is taken from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although
     Mr. Hawkins disclaims beneficial ownership of the shares covered by the report (together, "Southeastern"). Southeastern's address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. All shares covered by the report are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The reporting persons reported sole voting power over 9,433,000 shares and shared or no voting power over 13,298,400 shares, and sole dispositive power over 11,880,300 shares and shared dispositive power over 10,823,100 shares.
(11) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000, reflecting ownership of Class A common stock as of December 31, 1999, and total outstanding shares of Class A common stock as of December 31, 1999. The following information is taken from that filing. The Schedule 13G was filed by Montag & Caldwell, Inc., as a registered investment advisor ("Montag & Caldwell"). Montag & Caldwell's address is 3455 Peachtree Road, N.E., Suite 1200, Atlanta, GA 30326-3248. Montag & Caldwell reported sole or shared voting power over no shares and sole dispositive power over all 19,235,742 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors, and all of the Company's officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, complied with such reporting requirements during fiscal 1999, other than the initial statement of beneficial ownership of securities that was filed on an untimely basis by Linda Bartlett and one transaction that was reported on an untimely basis by Joseph Ryan.

ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Alice S. Marriott and Sterling D. Colton each holds the title of director emeritus.

Directors Standing for Election

  Four directors are standing for re-election: Henry Cheng Kar-Shun, Floretta Dukes McKenzie, Roger W. Sant and Lawrence M. Small. Each has consented to serve for an additional term ending at the 2003 annual meeting of shareholders.

  If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

  The Board recommends a vote FOR the nominees.

  The following are the nominees for director for three-year terms ending in 2003:

Henry Cheng Kar-Shun       Dr. Cheng has served as Managing Director of New
Age: 53                    World Development Company Limited ("New World
                           Development"), a publicly held Hong Kong real
[PHOTO]                    estate development and investment company, since
                           1989. He is the Chairman of New World China Land
                           Limited, New World CyberBase Limited, New World
                           Infrastructure Limited and Tai Fook Group Limited and a director of HKR International Limited and Kwoon Chung Bus Holding Limited, all of which are publicly-held Hong Kong companies. Dr. Cheng serves as an executive officer of Chow Tai Fook
                           Enterprises Limited, a privately-held family company that controls New World Development. Dr.
                           Cheng served as Chairman and Director of Renaissance Hotel Group N.V. from June 1995 until its purchase by the Company in March 1997. He is Chairman of the Advisory Council for The Better
                           Hong Kong Foundation. Dr. Cheng serves as a member of the Services Promotion Strategy Group, a unit under the Hong Kong Financial Secretary's Office, and as a Committee Member of the Eighth and Ninth
                           Chinese People's Political Consultative Committee of the People's Republic of China. Dr. Cheng has also served as a member of the Election Committee of the Hong Kong Special Administrative Region. Dr.
                           Cheng served as a director of Old Marriott from June 1997 to March 1998, and has served as a director of the Company since March 1998.

Floretta Dukes McKenzie    Dr. McKenzie is the founder, Chairwoman and Chief
Age: 64                    Executive Officer of The McKenzie Group, Inc. (an
                           educational consulting firm). She is also a
[PHOTO]                    director or trustee of Potomac Electric Power
                           Company (PEPCO), National Geographic Society,
                           Acacia Group, Group Hospitalization and Medical
                           Services, Inc. (GHMSI), Howard University, White
                           House Historical Association, American Association of School Administrators Leadership of Learning
                           Foundation, Lightspan Partnership, Inc., Impact II-
                           The Teachers Network, National School Board
                           Foundation, Institute for Educational Leadership,
                           Inc., Forum for the American School Superintendent,
                           Harvard Graduate School of Education Urban
                           Superintendents Program and Johns Hopkins
                           Leadership Development Program. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School
                           Officer. Dr. McKenzie served as a director of Old
                           Marriott (and prior to October 1993 of Marriott
                           Corporation) from 1992 to March 1998, and has served as a director of the Company since March
                           1998.


Roger W. Sant              Mr. Sant is Chairman of the Board of The AES
Age: 68                    Corporation (a global power company) which he co-
                           founded in 1981. Since 1994, Mr. Sant has chaired
[PHOTO]                    the Board of World Wildlife Fund (U.S.). He also
                           chairs the Board of The Summit Foundation, and is a Board member of WWF-International and The National
                           Symphony. Mr. Sant served as a director of Old
                           Marriott from 1993 to March 1998, and has served as a director of the Company since March 1998.


Lawrence M. Small          Mr. Small is the Secretary of the Smithsonian
Age: 58                    Institution, the world's largest combined museum
                           and research complex, a position to which he was
[PHOTO]                    elected in September, 1999. Prior to becoming the
                           11th Secretary, he served as President and Chief
                           Operating Officer of Fannie Mae, the nation's largest housing finance company, since 1991. Before joining Fannie Mae, Mr. Small had served as Vice
                           Chairman and Chairman of the Executive Committee of the Board of Directors of Citicorp and Citibank, N.A., since January 1990. He had been associated with Citibank since 1964. He is also a director of The Chubb Corporation, New York City's Spanish
                           Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery, the
                           Woodrow Wilson Center International Center for
                           Scholars and Mt. Sinai-NYU Medical Center and
                           Health System. Mr. Small served as director of Old
                           Marriott from 1995 to March 1998, and he has served as a director of the Company since March 1998.

Directors Continuing in Office

J.W. Marriott, Jr.         Mr. Marriott is Chairman of the Board and Chief
(Chairman of the Board)    Executive Officer of the Company. He joined
Age: 68                    Marriott Corporation (now known as Host Marriott
                           Corporation) in 1956, became President and a
[PHOTO]                    director in 1964, Chief Executive Officer in 1972
                           and Chairman of the Board in 1985. Mr. Marriott also is a director of Host Marriott Corporation, General Motors Corporation and the Naval Academy
                           Endowment Trust. He serves on the Board of Trustees of the National Geographic Society and The J.
                           Willard & Alice S. Marriott Foundation, and the
                           Board of Directors of Georgetown University, and is a member of the Executive Committee of the World
                           Travel & Tourism Council and the Business Council.
                           Mr. Marriott has served as Chief Executive Officer of the Company since its inception in 1997, and served as Chairman and Chief Executive Officer of Old Marriott from October 1993 to March 1998. Mr.
                           Marriott has served as a director of the Company since March 1998. Mr. Marriott is currently serving a three-year term expiring at the 2002 Annual
                           Meeting of Shareholders. He is the brother of Richard E. Marriott.



Richard E. Marriott        Mr. Marriott is Chairman of the Board of Host
Age: 61                    Marriott Corporation. He is also Chairman of the
                           Board of First Media Corporation and serves as a
[PHOTO]                    trustee of Gallaudet University, Polynesian
                           Cultural Center, Primary Children's Medical Center,
                           Boys and Girls Clubs of America SE Region and The
                           J. Willard & Alice S. Marriott Foundation. He is
                           President and a member of the Board of Trustees of the Marriott Foundation for People with Disabilities and President and a director of the R.E.M. Family Foundation, Inc. He also serves on the Board of Trustees of Federal City Council and the Advisory Committee for the International Hotel and Restaurant Association. Prior to 1993,
                           Mr. Marriott served as an Executive Vice President and member of the Board of Directors of Marriott
                           Corporation. Mr. Marriott has been a director of Marriott Corporation (now known as Host Marriott
                           Corporation) since 1979, served as a director of Old Marriott from October 1993 to March 1998, and has served as a director of the Company since March
                           1998. Mr. Marriott is currently serving a three-year term expiring at the 2001 Annual Meeting of Shareholders. He is the brother of J.W. Marriott, Jr.

Gilbert M. Grosvenor       Mr. Grosvenor is Chairman of the Board of the
Age: 68                    National Geographic Society (a publisher of books
                           and magazines and producer of television
[PHOTO]                    documentaries) and a director or trustee of Chevy
                           Chase Federal Savings Bank, Ethyl Corporation, B.F.
                           Saul REIT and Saul Centers, Inc. He is on the Board of Visitors of the Nicholas School of the Environment of Duke University. Mr. Grosvenor served as a member of the Board of Directors of Old
                           Marriott (and prior to October 1993 of Marriott
                           Corporation) from 1987 to March 1998, and has served as a director of the Company since March
                           1998. He is currently serving a three-year term expiring at the 2001 Annual Meeting of Shareholders.


Harry J. Pearce            Mr. Pearce is Vice Chairman of the Board of General
Age: 57                    Motors Corporation (an automobile manufacturer) and
                           a director of General Motors Acceptance
[PHOTO]                    Corporation, Hughes Electronics Corporation,
                           Alliance of Automobile Manufacturers, MDU Resources
                           Group, Inc. and the Bone Marrow Foundation and is a member of the U.S. Air Force Academy's Board of
                           Visitors. He also serves on the Board of Trustees of Howard University and Northwestern University and is a member of the Northwestern University
                           School of Law's Law Board. Mr. Pearce served as a director of Old Marriott from 1995 to March 1998, and has served as a director of the Company since
                           March 1998. He is currently serving a term expiring at the 2001 Annual Meeting of Shareholders.


W. Mitt Romney             Mr. Romney was appointed President and Chief
Age: 53                    Executive Officer of the Salt Lake Olympic
                           Committee on February 19, 1999. He is a director,
[PHOTO]                    President and Chief Executive Officer of Bain
                           Capital, Inc. (a private equity investment firm).
                           He is also a director of Staples, Inc. Mr. Romney is a member of the Executive Board of the Boy
                           Scouts of America and the board of the National
                           Points of Light Foundation. Mr. Romney served as a member of the Board of Directors of Old Marriott
                           (and of Marriott Corporation prior to October 1993) from 1993 to March 1998 and has served as a director of the Company since March 1998. Mr.
                           Romney is currently serving a three-year term expiring at the 2002 Annual Meeting of Shareholders.

William J. Shaw            Mr. Shaw has served as President and Chief
Age: 54                    Operating Officer of the Company since March 1997
                           (including service in the same capacity with Old
[PHOTO]                    Marriott until March 1998). Mr. Shaw joined
                           Marriott Corporation in 1974, was elected Corporate
                           Controller in 1979 and a Vice President in 1982. In
                           1986, Mr. Shaw was elected Senior Vice President--
                           Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive
                           Vice President of Marriott Corporation in April
                           1988. In February 1992, he was elected President of the Marriott Service Group. Mr. Shaw is also
                           Chairman of the Board of Directors of Sodexho
                           Marriott Services, Inc. He also serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital Foundation. Mr. Shaw has served as a director of Old Marriott (now named Sodexho
                           Marriott Services, Inc.) since May 1997, and as a director of the Company since March 1998. Mr. Shaw is currently serving a three-year term expiring at the 2002 Annual Meeting of Shareholders.


  The Board of Directors met four times in 1999. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served, other than Mr. Pearce and Dr. Cheng.

Committees of the Board of Directors

  The Board of Directors has four standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; and Executive.

 Audit Committee

  . The members of the Committee are not employees of the Company. The Audit
    Committee met three times in 1999.

  . There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

  Functions:

  . Meets with the Company's independent auditors, management representatives and internal auditors.

  . Reviews the results of internal and external audits, the accounting principles applied in financial reporting and financial and operational controls.

  . Approves the scope of audits and other services to be performed by the independent and internal auditors.

  . Recommends to the Board the appointment of independent auditors considering whether any circumstance, including the performance of any professional services, would impair their independence.

  Members: Lawrence M. Small (Chair), Gilbert M. Grosvenor, W. Mitt Romney, and Roger W. Sant.

 Compensation Policy Committee

  . The members of the Committee are not employees of the Company. The
    Compensation Policy Committee met five times in 1999.

  Functions:

  . Recommends to the Board policies and procedures relating to senior officers' compensation and various employee stock plans.

  . Approves senior officer salary adjustments, bonus payments, and stock awards.

  Members: Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney, and Lawrence M. Small. Harry J. Pearce became a member of the Committee in February 2000.


 Nominating and Corporate Governance Committee

  . The members of the Committee are not employees of the Company. The
    Nominating and Corporate Governance Committee met once in 1999.

  Functions:

  . Makes recommendations to the Board regarding corporate governance matters and considers nominees for election as directors.

  . Advises the Board on a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.

  Members: Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and Harry J.
          Pearce.

 Executive Committee

  . The Executive Committee did not meet in 1999.

  Function:

  . Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company's assets, declarations of dividends, and issuances of stock.

  Members: J. W. Marriott, Jr. (Chair) and Roger W. Sant.

Directors' Compensation

  Directors are compensated partially in cash and partially in Marriott common stock to align their interests with those of shareholders. Company officers are not paid for their service as directors.

   Annual Retainer and Attendance Fees. For 1999, each non-employee director received a retainer fee of $28,333, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting. In May 1999, the annual retainer fee was increased to $30,000 from $25,000.

   Annual Stock Awards. Each non-employee director also receives an annual director stock award under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive

   Plan. The award is for a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual directors' retainer fee. This award is granted immediately prior to the annual meeting of shareholders. In 1999 each award was for 707 shares.

   Deferral of Payment. Any director may elect to defer payment of all or any portion of his or her directors' fees pursuant to the Company's Executive Deferred Compensation Plan and/or the 1998 Comprehensive Stock and Cash Incentive Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small are currently participating in one or both of these plans.

   Other. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred when attending meetings.

Compensation Committee Interlocks and Insider Participation

  During 1999, the Compensation Policy Committee's members were Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

  J. W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, is an executive officer and director of General Motors Corporation. Mr. Pearce became a member of the Company's Compensation Policy Committee in February 2000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid by the Company in 1999 and 1998 (after the Spinoff of the Company on March 27, 1998), and by Old Marriott in 1998 (up to the Spinoff) and in 1997, to the Chief Executive Officer and the other four most highly compensated executive officers (other than the Chief Executive Officer) of the Company as of December 31, 1999.

                                                 Restricted  Stock   All Other
                        Fiscal Salary    Bonus     Stock    Options Compensation
  Name                   Year  (1)($)     ($)    (2)(3)($)  (4)(#)   (5)(6)($)
  ----                  ------ ------- --------- ---------- ------- ------------
J.W. Marriott, Jr.  ...  1999  992,500   981,384   196,271  300,000   150,405
 Chairman and Chief      1998  950,000 1,001,300   200,246  192,000   148,048
 Executive Officer       1997  900,000   990,000   198,000  287,500    79,590

William J. Shaw .......  1999  700,000   537,950   107,602  125,000    58,752
 President and Chief     1998  670,000   572,850 1,462,092  132,000    56,623
 Operating Officer       1997  618,846   556,961   111,410  195,000    24,009

James M. Sullivan .....  1999  444,000   315,240    63,051   75,000    35,500
 Executive Vice
 President               1998  425,000   325,125   770,498   66,000    34,375
 Lodging Development     1997  400,000   320,000    63,966  100,000    29,684

Joseph Ryan ...........  1999  444,000   301,920   928,352   75,000    35,500
 Executive Vice
 President               1998  425,000   325,125    65,023   66,000    34,148
 and General Counsel     1997  400,000   320,000   741,766  100,000    12,493

William R. Tiefel .....  1999  400,000   297,600    59,506   50,000    39,581
 Vice Chairman           1998  595,000   449,225    89,856   90,000    48,354
                         1997  565,000   452,000    90,431  135,000    44,714

Footnotes to Summary Compensation Table.

(1) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans.

(2) Includes restricted stock, deferred bonus stock and deferred stock contracts, as follows:

     Restricted Stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares.

     Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after the award is made.

     Deferred Stock Contracts. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until shares are distributed to them. The stock typically vests in equal annual installments beginning one year after the award is granted. The recipient may receive awards in up to 10 annual installments following termination of employment.

(3) The total number of restricted shares held by, and the number of deferred bonus shares or deferred contract shares (vested and unvested) awarded to, each Named Executive as of the end of the 1999 fiscal year, and the aggregate value of these shares, is as follows. The value is based on a per share price for Company stock of $31.375, representing the average of the high and low trading price on the New York Stock Exchange on December 31, 1999.

                                         Shares
                          -------------------------------------
                           Deferred   Restricted    Deferred    Aggregate Value
   Named Executive        Bonus Stock   Stock    Contract Stock   at 12/31/99
   ---------------        ----------- ---------- -------------- ---------------
   Mr. Marriott..........    26,003          0            0       $  815,844
   Mr. Shaw..............    37,056     56,221       55,042        4,653,509
   Mr. Sullivan..........    24,258     28,808       22,018        2,355,761
   Mr. Ryan..............    10,991     69,032       22,018        3,201,536
   Mr. Tiefel............   151,559          0      110,428        8,219,842

(4) 1997 awards reflect those denominated in Old Marriott common stock and do not reflect redenomination of such awards into shares of the Company's common stock as a result of the Spinoff. In connection with the Spinoff, the awards under the Old Marriott stock plans were cancelled and substitute awards were granted under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (the "Stock Plan"). The substitute awards preserved, but did not increase or decrease, the economic value of the awards under the Old Marriott stock plans.

(5) This column represents Company matching contributions made under the Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Marriott International, Inc. Executive Deferred Compensation Plan (the "Deferred Plan") for fiscal 1999. For J. W. Marriott, Jr., it also includes the amount described in footnote (6) below.

(6) In 1996, Mr. J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott Common Stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the "1993 Plan"). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. This agreement to purchase life insurance policies has been assumed by the Company. The cost of the life insurance policies to the Company will not exceed the expected after-tax cost to Old Marriott if it had made the payments and stock distributions that were waived by Mr. Marriott. For 1999, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $58,367.

Stock Options

  The following two tables show information concerning options to purchase Common Stock granted in fiscal 1999 under the Stock Plan.

                    Stock Option Grants in Last Fiscal Year

                                       % of Total Stock
                         Stock Options Options Granted  Exercise               Grant Date
                            Granted    To Employees in   Price   Expiration Present Value(2)
  Name                        (#)        Fiscal Year     ($/Sh)   Date(1)         ($)
  ----                   ------------- ---------------- -------- ---------- ----------------
J. W. Marriott, Jr. ....    300,000          4.3%       33.1563  11/04/2014    4,326,000
William J. Shaw.........    125,000          1.8%       33.1563  11/04/2014    1,802,500
James M. Sullivan.......     75,000          1.1%       33.1563  11/04/2014    1,081,500
Joseph Ryan.............     75,000          1.1%       33.1563  11/04/2014    1,081,500
William R. Tiefel.......     50,000          0.7%       33.1563  11/04/2014      721,000

--------
(1) All options will vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 15-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members.

(2) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during fiscal 1999 were in accordance with SFAS 123, as follows:

  (a) Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 28.82%.

  (b) Risk-Free Interest Rate--The risk-free interest rate was 6.67%.

  (c) Dividend Yield--The expected annual dividend yield was $0.22 per share based on the historical dividend yield over the expected term of the option.

  (d) Expected Life--The expected life of the grant was 7.15 years, based on the historical expected life of previous grants.

  (e) Per Share Value--The per share value for these grants was $14.42.

              Aggregated Stock Option/SAR Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                               Number of           Value of Unexercised
                                                           Shares Underlying           In-the-Money
                                     Shares             Unexercised Options at         Stock Options
                                    Acquired              Fiscal Year End(2)       at Fiscal Year End(3)
                                       on      Value   ------------------------- -------------------------
                                    Exercise Realized  Exercisable Unexercisable Exercisable Unexercisable
  Name                   Company(1)   (#)       ($)        (#)          (#)          ($)          ($)
  ----                   ---------- -------- --------- ----------- ------------- ----------- -------------
J. W. Marriott, Jr......      MI    198,146  4,168,081  1,817,004    1,047,248   36,967,029    4,097,974
                             HMC    209,508  2,432,912    492,723            0    2,677,594            0
                                             ---------                           ----------    ---------
                           TOTAL             6,600,093                           39,644,623    4,097,974

William J. Shaw.........      MI     88,066  1,547,782  1,131,614      629,102   23,051,616    2,738,855
                             HMC     53,607    266,094    372,559            0    2,432,841            0
                                             ---------                           ----------    ---------
                           TOTAL             1,813,876                           25,484,457    2,738,855

James M. Sullivan.......      MI          0          0    295,562      335,305    5,276,676    1,442,235
                             HMC     15,749    163,598          0            0            0            0
                                             ---------                           ----------    ---------
                           TOTAL               163,598                            5,276,676    1,442,235

Joseph Ryan.............      MI     27,522    574,650    145,846      336,409    1,289,140    1,449,388
                             HMC          0          0          0            0            0            0
                                             ---------                           ----------    ---------
                           TOTAL               574,650                            1,289,140    1,449,388

William R. Tiefel.......      MI    126,595  3,910,517    862,423      401,512   16,184,595    1,888,556
                             HMC     26,804    113,783    272,049            0    1,742,223            0
                                             ---------                           ----------    ---------
                           TOTAL             4,024,300                           17,926,818    1,888,556

--------
(1) "MI" represents options to purchase Marriott International Class A Common Stock. "HMC" represents options to purchase shares of beneficial interest in Host Marriott Corporation.
(2) The number and terms of these options reflect several adjustments made as a result of the spinoff of Old Marriott from Marriott Corporation in October 1993, the spinoff of Host Marriott Services Corporation from Host Marriott Corporation in December 1995, the spinoff of the Company from Old Marriott in March 1998, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spinoff transaction) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) The value of the unexercised stock options is based on a per share price for Company stock of $31.375, and a per share price for Host Marriott Corporation common stock of $8.4063. These prices represent the average of the high and low trading prices on the New York Stock Exchange on December 31, 1999.

                      REPORT ON EXECUTIVE COMPENSATION BY
                       THE COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times during 1999. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

  In administering senior executive officer compensation, the Committee's objective is to establish a total pay program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation levels, the Committee uses data provided by the Company that is obtained from independent consultants. The data reflects compensation practices with companies of approximately Marriott's size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between the median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives. Companies in the comparison group may be included in the S&P Lodging-Hotels Index used in the shareholder return performance graph included in this Proxy Statement, although the comparison group is not made up exclusively of companies used in that Index. As the Company is comprised of both lodging and service lines of business and also recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is the appropriate basis for establishing comparable pay programs.

Base Salary

  The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established around a salary grade midpoint. Each position's salary grade range and target bonus opportunity are established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company's labor costs for management employees.

Annual Cash Incentives

  The Company has established the 1998 Comprehensive Stock and Cash Incentive Plan (the "Stock Plan"), which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives. Under each plan, goals and specific objectives are established for a minimum level, a target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee's review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

  The 1999 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

Stock Incentives

  The Committee believes that stock ownership by senior executive management is essential for aligning management's interest with that of shareholders. To emphasize this principle, in February 1999 the Company established stock ownership guidelines for the Company's senior management. The guidelines require the top 65 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives will have five years in which to meet this goal.

  The Company offers several stock-based incentive programs under the Stock Plan. Through deferred stock incentive awards, approximately 4,000 managers, including the Chief Executive Officer and other senior executive officers, receive an award of shares equal in value to 20% of their annual cash bonus. The award is distributed in equal installments over a ten-year period or at retirement if so elected by certain levels of management, and vests over 10 years contingent upon continued employment.

  In addition, the Company also grants stock options. Stock options are the primary long-term incentive of the Company. The number of option shares granted to each executive officer is related to a guideline number established for each eligible salary grade or level based on the survey data described above. The Committee establishes a range of share awards around the guideline award, and individual awards are determined based on a subjective assessment of individual performance, contribution and potential. Under the terms of the Stock Plan, awards of restricted stock and deferred stock contracts are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

1999 Compensation of the Chief Executive Officer and Named Executive Officers

  The Committee reviewed the 1999 salaries for J.W. Marriott, Jr., and all other executive officers in November 1998. Mr. Marriott received an increase in base pay on January 2, 1999 of 4.5%, which resulted in his annual pay rate increasing to $992,500. This salary is below the median for the comparison group. With the exception of Mr. Tiefel, the other named executive officers received base salary increases of 4.5%, effective January 2, 1999. As a group, the other named executive officers have base salaries that approximate the median of the comparison group.

  Under the Stock Plan, Mr. Marriott's maximum annual incentive opportunity as a percentage of base salary was 33% based on attaining a corporate cash flow objective and 33% related to earnings per share. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 22% related to individual objectives, 11% on growth objectives, and 11% related to customer satisfaction. In 1999, the Company achieved 100.2% of cash flow objectives and 97% of earnings per share objectives. Mr. Marriott did not achieve the maximum level of performance for both corporate cash flow and earnings per share objectives. Mr. Marriott accomplished the majority of his individual objectives and customer satisfaction objectives, and exceeded growth objectives. The aggregate target level of bonus award for Mr. Marriott was 80% and the maximum level of bonus award was equal to 110% of eligible fiscal year salary. The total award payment of $981,384 corresponded to 98.9% of salary. Mr. Marriott's annual cash incentive payment was below the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is below the median for the comparison group. In addition, Mr. Marriott received 6,313 shares of Deferred Bonus Stock that was equal in value to 20% of his bonus.

  The other named executive officers are also participants in the Stock Plan. Performance measures utilized include Company and, in some cases, business-group cash flow, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payments for these other named executives were set at 50% to 60% of salary and the maximum aggregate payments from 70% to 90% of salary. Actual total award payments for 1999 ranged from 68% to 76.9% of salary.

  Based on outstanding contributions during the year, and to continue to offer a competitive total compensation program, Mr. Ryan received a restricted stock award in 1999 of 25,000 shares.

  In 1999, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option in November 1999 to acquire 300,000 shares, with vesting over four years. This grant, as well as similar grants to the other named executive officers, was within guideline ranges established for their specific salary grade.

Impact of Internal Revenue Code Section 162(m)

  Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the Stock Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of the aggregate annual incentive payment for Mr. Marriott and all other named executive officers.

  Although the Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance-based compensation, the Committee believes that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements, are relevant and appropriate. For 1999, the annual salary plus the bonus paid to Mr. Marriott and the other named executive officers were in each case less than one million dollars after amounts deferred into the Executive Deferred Compensation Plan. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the shareholders and the Company. The stock option awards made under the terms of the Stock Plan are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

Summary

  The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 1999 were competitive and appropriate and serve shareholders' long-term interests.

Members of The Compensation Policy Committee in 1999.

            Floretta Dukes McKenzie, Chair
            Roger W. Sant
            W. Mitt Romney
            Lawrence M. Small

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Class A common stock from the Spinoff of the Company on March 27, 1998 to the end of fiscal 1999, and prior to the Spinoff, the performance of Old Marriott's common stock since December 30, 1994, with the performance of the Standard & Poor's Corporation Composite 500 Index and the Standard and Poor's Corporation Lodging-Hotels Composite Index. The graph assumes an initial investment of $100 on December 30, 1994, and reinvestment of dividends. In addition, the Sodexho Marriott Services, Inc. shares received in connection with the Spinoff are assumed to be sold on March 27, 1998, and immediately reinvested in the Company's Class A common stock.

  The Company believes that this shareholder return information has only limited relevance to an understanding of its or Old Marriott's compensation policies during the indicated periods and does not reflect all matters appropriately considered by it or by Old Marriott in developing their compensation strategies.


                                    [GRAPH]

        COMPARISON OF SHAREHOLDER RETURNS AMONG MARRIOTT INTERNATIONAL,
             THE S&P 500 INDEX AND THE S&P LODGING - HOTELS INDEX

                              12/30/94 12/29/95 1/3/97  1/2/98  1/1/99 12/31/99
Marriott International, Inc.  $100.00   $137.0  $198.2  $247.2  $230.8  $252.7
S&P Lodging-Hotels Index      $100.00   $118.2  $140.8  $194.3  $159.7  $159.6
S&P 500 Index                 $100.00   $137.5  $169.1  $220.5  $289.6  $350.6

                              CERTAIN TRANSACTIONS

  JWM Family Enterprises, L.P. ("Family Enterprises") is a Delaware limited partnership owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of the Company, and members of his immediate family. Family Enterprises owns a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, and a Spring Hill Suites hotel in Herndon, Virginia. In addition, in October 1999 Family Enterprises purchased three newly-built hotel properties from the Company: a Courtyard hotel in Novato, California, and a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California. The aggregate purchase price for these three properties was approximately $39.3 million, which was paid in cash upon purchase. Subsidiaries of the Company operate each of these properties pursuant to management agreements with Family Enterprises. In fiscal 1999, the Company received management fees of approximately $1.65 million, plus reimbursement of certain expenses, from its operation of these hotels.

  McIntosh Mill Ltd. ("McIntosh Mill") is a Utah limited partnership in which Richard E. Marriott, a director of the Company, has a 40 percent limited partnership interest. McIntosh Mill sold certain parcels of land in Park City, Utah to Marriott Ownership Resorts, Inc. ("MORI"), a subsidiary of the Company, on which MORI has built a mixed-use development, including commercial condominium units and a timeshare resort. McIntosh Mill purchased the commercial condominium units from MORI for a cash purchase price of approximately $3.95 million, which is the pro rata share of the total project development and construction costs allocable to the commercial condominium units, less (i) the value of the land allocated to the residential condominium units retained by MORI for its timeshare resort, and (ii) an agreed-upon development fee earned by McIntosh Mill. McIntosh Mill expects to pay this purchase price with part of the proceeds from long-term mortgage financing it is seeking to obtain. MORI has secured payment of the purchase price with purchase money mortgages on the commercial condominium units.

  Dr. Henry Cheng Kar-Shun, a director of the Company, together with members of the Cheng family, directly or indirectly owns or leases hotel properties that are operated by subsidiaries of the Company. In fiscal 1999, the Company recognized sales of $531 million from its operation of these properties. Dr. Cheng serves as Managing Director of New World Development, which is 35.99 percent owned by Dr. Cheng and members of the Cheng family, its affiliates or affiliates of Dr. Cheng. New World Development has indemnified Renaissance Hotel Group N.V. ("RHG"), a subsidiary of the Company, RHG's subsidiaries, and the Company for certain lease and other obligations in connection with the formation of RHG as a hotel management company in 1995, when Dr. Cheng and his family members and affiliates owned a majority of RHG's stock. In 1999 the Company entered into an agreement with certain affiliates of Dr. Cheng. Under the agreement, the Cheng affiliates assumed a number of administrative and asset management functions from RHG. Although these functions are typically performed by hotel owners, RHG was obligated to perform them under hotel operating agreements which were in place at the time the Company acquired RHG. The agreement also clarified and amended certain provisions of the Company's hotel operating agreements with these affiliates of Dr. Cheng, including provisions relating to management fees and cost reimbursements, and included a limited operating profit guarantee by RHG for fiscal years 1999, 2000 and 2001. The Company paid $24 million to the Cheng affiliates in exchange for this assumption of responsibilities and the other agreements reached with them. The Company does not believe that a guarantee payment is required to be made for fiscal 1999. Any guarantee payments may be recouped to the extent that operating profit targets are exceeded in 2000, 2001, 2002 or 2003. In addition, in 1999 the Company purchased a 15-acre parcel of raw land in Kauai, Hawaii from an affiliate of Dr. Cheng for approximately $23.7 million in cash.

Transactions with Host Marriott Corporation and Crestline Capital Corporation

  On October 8, 1993, Old Marriott was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) ("Host Marriott"). Host Marriott retained the ownership of lodging properties and certain other assets. Old Marriott continued the businesses of lodging management, senior living services, distribution services and certain other businesses.

  In December 1998, Host Marriott reorganized its business operations to qualify as a real estate investment trust ("REIT"). In conjunction with its conversion to a REIT, Host Marriott spun off, in a taxable transaction, a new company called Crestline Capital Corporation ("Crestline"); acquired a portfolio of luxury hotels for $1.5 billion; and completed partnership roll-ups representing new hotel property acquisitions approximating $650 million. As part of the Crestline spinoff, Host Marriott transferred to Crestline all of the senior living communities previously owned by Host Marriott, and Host Marriott leased or subleased to Crestline substantially all of Host Marriott's lodging properties, including the properties acquired in the acquisition and roll-up transactions described above. Host Marriott also assigned to Crestline the lodging and senior living community management and franchise agreements with the Company. In the case of the lodging agreements, Host Marriott remains obligated under such agreements in the event that Crestline fails to perform its obligations thereunder.

  The Company believes that the transactions described above have not materially changed its business or legal rights as they previously existed with Host Marriott, although there can be no assurance that the new structure will not adversely affect the Company in the future.

  At December 31, 1999, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 5.9 percent and 6.6 percent, respectively, of the common stock of Host Marriott. Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

  At December 31, 1999, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 5.1 percent and 4.8 percent, respectively, of the common stock of Crestline. John
W. Marriott III, the son of J.W. Marriott, Jr., is a director of Crestline.

  Pursuant to agreements between the Company and Host Marriott, and the Company and Crestline, as the case may be, in 1999 the Company:

  . operated lodging properties leased by Crestline from Host Marriott, which are in turn owned or leased by Host Marriott;

  . operated senior living communities owned by Crestline;

  . guaranteed Host Marriott's performance in connection with certain loans or other obligations; and

  . provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

  Lodging. The Company recognized sales of $2,553 million and operating profit (before corporate expenses and interest) of $221 million in 1999 from its operation of lodging properties owned or leased by Host Marriott and leased to Crestline. During 1999, Host Marriott also served as the general partner of several unconsolidated partnerships that own lodging properties. The Company recognized sales of $562 million and operating profit (before corporate expenses and interest) of $64 million in 1999 from its operation of these lodging properties. The Company also leases land to certain of these partnerships and recognized land rent income of $24 million in 1999.

  Senior Living Services. During 1999, Marriott Senior Living Services, Inc., a subsidiary of the Company, managed 31 senior living communities owned by Crestline. The Company recognized sales of $177 million and operating profit (before corporate expenses and interest) of $3 million from its operation of these communities in 1999.

  The Company believes that its lodging and senior living community operating agreements with Host Marriott and Crestline reflect market terms and conditions existing at the time the agreements were entered into, and are substantially similar to operating agreements between the Company and other third parties for facilities of a similar type.

  Financing. The Company has provided financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by the Company and may continue to provide financing to Host Marriott or Crestline in the future. In 1999, the Company recognized $1 million in interest and fee income from loans to Host Marriott. At December 31, 1999, the outstanding principal balance of loans to Host Marriott was $11 million.

  Guarantees. The Company has guaranteed Host Marriott's performance to certain lenders and other third parties. These guarantees were limited to $14 million at December 31, 1999. The Company has not been required to make any payments under these guarantees.

  Administrative Services. The Company also provides certain administrative and consulting services to Host Marriott, and subleases space at its headquarters building to Host Marriott. In 1999, the Company was paid approximately $4.6 million for these items, including reimbursements. The Company provides similar services to Crestline. In 1999 the Company was paid approximately $336,000, including reimbursements, for these services.

  The Company continues to have the right to purchase up to 20 percent of Host Marriott's outstanding common stock upon the occurrence of certain events generally involving a change of control of Host Marriott. This right expires in 2017, and Host Marriott has granted an exception to the ownership limitations in its charter to permit full exercise of this right, subject to certain conditions related to ownership limitations applicable to REITs generally.

  On February 23, 2000, the Company entered into an agreement to resolve pending litigation involving certain limited partnerships formed in the mid- to late 1980s by Marriott Corporation. The Company, Host Marriott, and certain of their subsidiaries and affiliates are defendants in these proceedings. Under the agreement, the Company and Host Marriott will form an unconsolidated joint venture to acquire all of the limited partners' interests in two limited partnerships that own a total of 120 Courtyard by Marriott hotels, Courtyard by Marriott Limited Partnership ("CBM I") and Courtyard by Marriott II Limited Partnership ("CBM II"), for approximately $372 million. The purchase price will be financed with $185 million in mezzanine debt loaned to the joint venture by the Company and with equity contributed in equal shares by the Company and Host Marriott. A subsidiary of the Company will continue to manage these 120 hotels under long-term agreements. The Company and Host Marriott each will also pay approximately $31 million to the limited partners in several other limited partnerships in exchange for dismissal of the complaints and full releases.

  Two lawsuits are the subject of the settlement. In Whitey Ford, et al. v. Host Marriott Corporation, et al., in the 285th Judicial District Court of Bexar County, Texas, the plaintiff limited partners allege breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983 and conspiracy in connection with the formation, operation and management of CBM II and its hotels, with additional claims relating to the 1993 split of Marriott Corporation and to the 1995 refinancing of CBM II's indebtedness. In Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al. v. Marriott International, Inc., et al., in the 57th Judicial District Court of Bexar County, Texas, the plaintiff limited partners allege that the defendants conspired to sell hotels to certain partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts.

  Consummation of the settlement is subject to numerous conditions, including court approval. Because of the numerous conditions to be satisfied, there can be no assurance that the settlement transactions will be consummated, and if consummated those transactions could differ materially from those described above.

Transactions with Host Marriott Services Corporation

  In December 1995, Host Marriott Services was spun off as a separate public company from its former parent, Host Marriott. Host Marriott Services is a food, beverage and retail concessionaire at travel and entertainment venues. On August 27, 1999, Host Marriott Services was acquired by AutoGrill SpA through a cash tender offer.

  Until the acquisition of Host Marriott Services by AutoGrill SpA, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 5.7 percent and 5.6 percent, respectively, of the common stock of Host Marriott Services. Until such acquisition, William J. Shaw, President and Chief Operating Officer and a director of the Company, was the Chairman of the Board of Host Marriott Services, and J.W. Marriott, Jr. and Richard E. Marriott served as directors of Host Marriott Services.

  The Company procures and distributes food and supplies to Host Marriott Services, for which the Company recognized sales of approximately $80.7 million in 1999, including the cost of food and supplies purchased. The Company also provides certain administrative and consulting services to Host Marriott Services similar to those provided to Host Marriott. The Company received payments aggregating approximately $8.6 million, including reimbursements, for these services in 1999.

ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Acting upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for fiscal 2000. Arthur Andersen LLP, a firm of independent public accountants, has served as the Company's independent auditors since the Spinoff in March 1998. Arthur Andersen LLP also served as Old Marriott's independent auditors from October 1993 (when Old Marriott was spun off as a public company) to March 1998. Arthur Andersen LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

  Representatives of Arthur Andersen LLP will be present at the annual meeting, will be given an opportunity to make a statement, and are expected to be available to respond to questions.

  The Board of Directors recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for fiscal 2000.

ITEM 3--RATIFICATION OF INCREASE OF 15 MILLION SHARES OF THE COMPANY'S CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE MARRIOTT INTERNATIONAL, INC. 1998 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

  The Company is asking shareholders to ratify an amendment to the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (the "Stock Plan") to increase by 15 million the number of shares authorized for issuance under the Stock Plan. The Board of Directors approved this amendment on February 3, 2000, subject to ratification by the shareholders. This amendment would increase the number of shares authorized for issuance under the Stock Plan from 56 million to 71 million. At March 1, 2000, approximately 51.9 million shares of the Company's Class A common stock ("Common Stock") either were subject to awards granted under the Stock Plan or had been issued under the Stock Plan, and approximately 4.1 million shares remained available for future issuance.

  The Stock Plan's purpose is to promote and enhance the long-term growth of the Company by aligning the interests of the officers and directors of the Company with those of the Company's stockholders. The proposed share increase will ensure that a sufficient reserve of Common Stock is available under the Stock plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

  Old Marriott shareholders approved the Stock Plan at a special meeting on March 17, 1998. The Stock Plan became effective on March 28, 1998, immediately following the Spinoff of the Company from Old Marriott.

  The principal terms of the Stock Plan are summarized below.

 Shares Available Under the Plan

  The Stock Plan currently provides for the issuance of 56 million shares of the Company's Common Stock. Approximately 36.7 million shares of the original share authorization for the Stock Plan were used to convert then-existing awards under Old Marriott's 1996 Comprehensive Stock Incentive Plan following the Spinoff, leaving approximately 19.3 million shares available for new awards since March 28, 1998. During 1998 and 1999, awards were granted with respect to approximately 7.4 million shares and 7.8 million shares, respectively, under the Stock Plan.

  The Plan provides that no employee will be eligible to receive awards covering more than 500,000 shares of Common Stock in any one fiscal year (excluding for this purpose any conversion awards in connection with the Spinoff described below). These limitations will be appropriately adjusted by the Compensation Policy Committee in the event of any change in capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, any reorganization (whether or not taxable) or any partial or complete liquidation of the Company.

 Administration

  The Stock Plan is administered by the Compensation Policy Committee appointed by the Board of Directors of the Company, the members of which are non-employee directors of the Company.

The Compensation Policy Committee has broad discretion to determine the employees eligible for awards and the type of awards to be granted and to interpret the provisions of the Stock Plan. The Stock Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board will provide for the substitution, vesting, distribution, exercise, cancellation or exchange for value of the outstanding awards.

 Eligibility

  Employees of the Company (including employees who are also members of the Board) are eligible to participate in the Stock Plan. The Compensation Policy Committee has discretion to determine which employees will receive awards. Non-employee directors of the Company are eligible solely for purposes of receiving certain director stock awards and making deferral elections with respect to director fees. In addition, employees and non-employee directors of the Company, and certain individuals who are former employees of the Company and its predecessors, received certain conversion awards in connection with the Spinoff.

 Types of Awards

  Stock Option Awards. Under the Stock Plan, options may be granted to employees either on a nonqualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Code. The option price may not be less than 100 percent of the fair market value of Common Stock on the date the option is granted. Approximately 2,200 employees are eligible for stock option awards.

  No option may be exercised within one year from the date of its grant. Each option may have a term of up to 15 years, as determined by the Compensation Policy Committee. If an optionee ceases to be an employee or goes on leave of absence for more than 12 months (except in the case of a leave approved by the Compensation Policy Committee) while holding an exercisable option, the option will generally terminate if not exercised within the following three months (one year in the case of a permanently disabled employee). Nonqualified options granted to optionees who subsequently become "approved retirees" (retirement with approval from the Compensation Policy Committee after 20 years of service or after attaining age 55 with 10 years of service and while a noncompetition agreement is honored) will not expire until the earlier of (i) the expiration of the option in accordance with its original term or (ii) five years from the date of retirement. If an optionee dies while employed by the Company more than one year after the date the options are granted, the remaining options may be exercised until the earlier of the expiration date for such options or one year after the optionee's death. If an optionee dies while an approved retiree, all the optionee's options become fully vested and may be exercised until the earlier of the expiration date for such options or one year after the optionee's death. If an optionee who is not an approved retiree dies after termination of employment, the optionee's remaining options may be exercised to the same extent and during the same period that the optionee could have exercised the options if the optionee had not died.

  Restricted Stock Awards. The Stock Plan provides additional compensation incentives to key employees in the form of shares of restricted stock of the Company. Approximately 40 key employees are eligible to receive restricted stock awards under the plan. Delivery of shares is subject to the lapse of a restriction period, continued employment with the Company and satisfaction of such other requirements as may be imposed by the Compensation Policy Committee, including, but not limited to, achievement of specific performance objectives of the Company, the business unit or the individual. A percentage of the shares subject to an award of restricted stock, as determined by the Compensation Policy Committee, may be released from restriction following an employee's retirement with the Committee's approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares are also released from restriction upon the employee's death or permanent disability.

  Deferred Stock Awards. Deferred shares of Common Stock may be granted to employees annually as Deferred Stock Bonus Awards or Deferred Stock Agreements. Approximately 4,000 employees are eligible For Deferred Stock Bonus Awards and approximately 85 key employees are eligible for Deferred Stock Agreements.

  Deferred Stock Bonus Awards represent a part of the annual performance bonus awards to employees. Eligible award recipients are able to elect either a current award or a deferred award. A current award is distributed in 10 annual installments commencing one year after the award is granted. Any undistributed shares subject to a current award will be forfeited and the award terminated if the employee's employment with the Company is terminated for any reason other than termination of employment at or beyond age 55 with 10 years of service, termination of employment after 20 years of service with retirement approval from the Compensation Policy Committee, permanent disability or death. Any undistributed shares not subject to forfeiture will continue to be paid to the employee or the employee's beneficiary under the distribution schedule that would have applied to those shares if the employee had not terminated employment, or over such shorter period as the Compensation Policy Committee may determine.

  A deferred award will be distributed to the recipient, as elected by such recipient, either in a lump sum or in up to 10 installments beginning the January following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the award is granted to the employee, and continuing on each January 2 thereafter until the expiration of a 10-year period from the commencement date. All shares subject to the deferred award will vest upon termination of employment after reaching age 55 with 10 years of service, termination of employment after 20 years of service with retirement approval from the Compensation Policy Committee, permanent disability or death. Vesting will stop when employment terminates for any other reason.

  Deferred shares awarded pursuant to a Deferred Stock Agreement are distributed in 10 consecutive annual installments or over such shorter period as the Compensation Policy Committee may direct. The distribution will commence in the January following the date the employee retires or becomes permanently disabled or attains at least age 65 and is not an employee of the Company. Shares will vest contingently over a specified term or in pro rata annual installments until age 65. A percentage of the shares subject to a Deferred Stock Agreement, as determined by the Compensation Policy Committee, will vest following an employee's retirement with the Committee's approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares also vest upon the employee's death or permanent disability.

  Special Recognition Stock Awards. The Stock Plan provides for awards designed to provide recognition of employee performance for special efforts on behalf of the Company. While all full-time, nonunion employees will be eligible, actual awards are limited in the discretion of the Compensation Policy Committee.

  Other Awards. The Compensation Policy Committee may grant to employees any other awards denominated or payable in cash, Common Stock, a Common Stock equivalent or appreciation unit or security convertible into Common Stock or in any combination of these forms. The other share-based awards may be issued alone or in tandem with other awards and made subject to any terms and conditions as determined by the Compensation Policy Committee and specified in the award agreements. The Compensation Policy Committee also may grant cash performance-based awards not based on Common Stock on such terms and conditions as the Committee shall determine. No individual may receive a payment with respect to a cash performance-based award in excess of $4 million in any calendar year.

  Performance Measures. In order to comply with the requirements for exclusion from the limit on the tax deduction of executive compensation under Section 162(m) of the Code, the Compensation Policy Committee may condition the grant or payment of awards to employees on the attainment of performance objectives. The performance objectives are measured by one or more of the following factors regarding the Company or the applicable business unit: (i) consolidated cash flows, (ii) consolidated financial reported earnings, (iii) consolidated economic earnings, (iv) earnings per share of Common Stock, (v) business unit financial reported earnings, (vi) business unit economic earnings, (vii) business unit cash flow and (viii) appreciation in the price of the Company's Common Stock, considered alone or as measured against the performance of a group of companies approved by the Compensation Policy Committee.

  Directors' Stock Awards and Fee Deferral Elections. The Board may, after each annual meeting of the stockholders, designate certain non-employee directors who will receive awards of deferred shares of Common Stock. The awards are fully vested when granted. The awards are distributed in shares of Common Stock over a ten-year period following retirement from the Board. Non-employee directors are directors who are not full-time, salaried employees of the Company.

  The Stock Plan also provides for the deferral of fees for non-employee directors at their election. The election must be made before the fees would be earned. The amounts deferred are credited, as of the date of deferral, to a bookkeeping account as stock units. The number of stock units credited to the account is equal to the fee amount divided by the per share value of Common Stock on the date the fee amount would have been paid. The stock units are fully vested when credited to the accounts. The accounts are credited with additional stock units as of each dividend payment date on the Common Stock, to reflect the dividend payment payable on shares of Common Stock. Upon a non-employee director's resignation, retirement or death (or if the non-employee director is not re-elected), the stock units in the director's account will be paid in an equal number of shares of Common Stock in a lump sum or in equal annual installments over a period as elected by the director.

  The Stock Plan also provides for non-employee directors to elect to receive all or any part of his or her annual retainer in the form of a stock option. The stock option, if elected, has a value, determined by the Compensation Policy Committee based on a Black-Scholes option pricing model, equal to the amount of the annual retainer the non-employee director elects to receive in the form of a stock option. The election is made on or before each Annual Meeting and the valuation is made as of the first full trading day following the Annual Meeting (the date of grant). The option becomes fully vested on the date of the next Annual Meeting. The exercise price is the fair market value of a share of Common Stock on the date of grant.

  Non-employee directors are not eligible for other stock awards.

  Conversion Awards. Pursuant to agreements entered into in connection with the Spinoff, certain conversion awards were made under the Stock Plan in shares of Common Stock, in replacement of certain awards denominated in shares of Common Stock of Old Marriott outstanding on the effective date of the Spinoff and held by individuals who were not employees of Old Marriott after the Spinoff. These conversion awards are administered under the Stock Plan. The awards are subject to the terms and conditions substantially similar to those governing the awards as they were in effect before the Spinoff. Approximately 4,000 individuals, including ten directors, received conversion awards under the Stock Plan, covering a total of approximately 36.7 million shares of Common Stock.

  Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to stock option awards that may be granted under the Stock Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Stock Plan.

  To the extent that any option does not satisfy the requirements for an incentive stock option, it will be treated as a nonqualified stock option. An option holder generally will not recognize income for federal income tax purposes at the time a nonqualified stock option is granted. An option holder generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the difference between the fair market value of the Common Stock on the exercise date and the exercise price. When shares acquired upon exercise of a nonqualified stock option are sold or otherwise disposed of, the option holder generally will recognize gain (or loss) equal to the difference between the amount realized and the option holder's tax basis in the shares. An option holder's tax basis in shares of Common Stock received upon exercise of a nonqualified stock option generally is the sum of the exercise price paid and the ordinary income recognized as a result of exercising the nonqualified stock option. The Company generally will be entitled to a deduction for federal income tax purposes with respect to the exercise of a nonqualified stock option at the same time and in the same amount as ordinary income is recognized by the option holder.

  An option holder will not recognize ordinary taxable income upon the grant or exercise of an incentive stock option. However, the option holder may be subject to the alternative minimum tax upon exercise of an award that qualifies as an incentive stock option. Upon sale of the shares acquired upon exercise of an incentive stock option, any gain recognized generally will be taxed as capital gain if such shares have been held for at least two years from the date the incentive stock option was granted and at least one year from the date the shares were transferred to the option holder. Any sale or other disposition of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding period described in this paragraph is deemed a "disqualifying disposition" unless the option is exercised after the option holder's death by the option holder's estate or by the person who acquired the right to exercise the option by reason of the option holder's death. Upon a disqualifying disposition, an option holder generally will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date the option was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the exercise price. If the amount realized exceeds the fair market value of the shares on the date of the exercise, the excess will be treated as capital gain. An option holder's tax basis in shares of Common Stock received upon exercise of an incentive stock option generally is equal to the exercise price paid. The Company will not be entitled to a deduction for federal income tax purposes at the time an incentive stock option is granted or exercised or, unless a disqualifying disposition has occurred, at the time the shares acquired upon exercise of an incentive stock option are sold. If an option holder makes a disqualifying disposition, the Company generally will be entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the option holder.

  The Board recommends a vote FOR ratification of an increase of 15 million shares of the Company's Class A common stock authorized for issuance under the Stock Plan.

ITEM 4--SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF
DIRECTORS

  A shareholder (Ms. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037), who owns 400 shares of Class A common stock, has notified the Company of her intention to propose the following resolution at the Annual
Meeting:

     "RESOLVED: That the shareholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each shareholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  In support of the resolution, Ms. Davis has submitted the following statement:

    "Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of shares representing 165,618,800 votes, representing approximately 14.2% of the voting power of shares voting, voted for this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

  The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons:

  Each director of the Company currently is elected by the holders of a majority of the voting power of the Company's shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. The Board believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board, and could be contrary to the interests of the Company and its shareholders as a whole.

  The vast majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. The Company's present method of electing directors is employed by over 88% of companies in the Standard and Poor's 500 Index, and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all shareholders, and not just a particular group.

  The Board recommends a vote AGAINST this proposal.

                                 OTHER MATTERS

  The Company's management knows of no other matters which may be presented for consideration at the 2000 annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

  Any shareholder who desires a copy of the Company's 1999 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company's copying costs will be charged if copies of exhibits to the 10-K are requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ W. DAVID MANN

                                     W. David Mann
                                     Secretary

                        2000 ANNUAL MEETING INFORMATION

  Time and Location. The 2000 Annual Meeting will begin at 10:30 a.m. at the J.W. Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

  Parking. Due to anticipated needs of other hotel guests on April 28, minimal parking is expected to be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

  Public Transportation. As parking is limited in the general area, it is recommended that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

  Lodging. A "Shareholder Annual Meeting" rate will be offered at two local Marriott hotels for Thursday, April 27, 2000, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for April 27, 2000. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

J.W. Marriott Hotel--$175
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202/393-2000
Near Federal Triangle Metro Station
                                                           [MAP]

Washington Courtyard--$125
1900 Connecticut Avenue, N.W.
Washington, D.C. 20009
202/332-9300
Near Dupont Circle Metro Station

                         MARRIOTT INTERNATIONAL, INC.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

P                        on April 28, 2000, 10:30 a.m.
R
O   The undersigned appoints J.W. Marriott, Jr. and Richard E. Marriott as
X   Proxies. Each shall have the power to appoint a substitute. They are
Y authorized to represent and vote, as designated on the reverse side, all shares of Marriott International, Inc. Class A common stock held of record by the undersigned on March 6, 2000, at the Annual Meeting of Shareholders to be held on April 28, 2000, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1, 2, and 3 and AGAINST Proposal 4.

                                         (change of address/comments)

                                      ------------------------------------
                                      ------------------------------------
                                      ------------------------------------
                                      ------------------------------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE     -------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                 -------------

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERES

                    INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Marriott International, Inc. and First Chicago Trust remind you that you can access your account information via the Internet. Visit http://gateway.equiserve.com. You will need your account number and social security number to access your account and a password which you can receive by calling First Chicago Trust at the toll-free number listed below.


                  DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Marriott International, Inc. shareholders should call the toll-free number indicated below for customer assistance.

                                1-800-311-4816

--------------------------------------------------------------------------------
                                                                        2771
[ X ]     Please mark your
          votes as in this
          example.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, such proxy will be voted "FOR" Proposals 1, 2, and 3 and "AGAINST" Proposal 4, and at the discretion of the Proxies on any other matter that may properly occur.
--------------------------------------------------------------------------------

        The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.
--------------------------------------------------------------------------------

                        FOR   WITHHELD
1. Election of          [ ]     [ ]             01. Henry Cheng Kar-Shun
Director Nominees:                              02. Floretta Dukes McKenzie
                                                03. Roger W. Sant
                                                04. Lawrence M. Small


For, except vote withheld from the
following nominee(s):

----------------------------------


2. Ratify appointment of Arthur                   FOR     AGAINST     ABSTAIN
   Andersen LLP as independent auditors.          [ ]       [ ]         [ ]

3. Ratify increase of 15 million shares of        [ ]       [ ]         [ ]
   Class A common stock authorized for
   issuance under the Marriott International,
   Inc. 1998 Comprehensive Stock and Cash
   Incentive Plan.

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

        The Board of Directors recommends a vote AGAINST proposal 4.
--------------------------------------------------------------------------------

                                                  FOR     AGAINST     ABSTAIN
4. Shareholder proposal to adopt cumulative       [ ]       [ ]         [ ]
   voting for the election ofdirectors.
--------------------------------------------------------------------------------
                                                MARK HERE FOR ADDRESS   [ ]
                                                  CHANGE AND MARK ON
                                                     REVERSE SIDE



SIGNATURE (S)__________________________   DATE_____________
Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.
--------------------------------------------------------------------------------
 Please carefully detach here and return this proxy in the enclosed envelope.





Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/mar

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.

                              1998 Comprehensive
                         Stock And Cash Incentive Plan

                 Amended and Restated Effective March 1, 2000



                         Marriott International, Inc.

Contents

                                                                            Page
Article 1.     Establishment, Objectives, and Duration                       1
Article 2.     Definition                                                    1
Article 3.     Administration                                                6
Article 4.     Shares Subject to the Plan and Maximum Awards                 6
Article 5.     Eligibility and Participation                                 7
Article 6.     Stock Options                                                 7
Article 7.     Restricted Stock                                             10
Article 8.     Deferred Stock                                               10
Article 9.     Special Recognition Stock Awards                             15
Article 10.    Other Awards                                                 15
Article 11.    Performance Measures for Awards                              15
Article 12.    Directors' Share Awards, Fee Deferral Elections, and
               Director Options                                             16
Article 13.    1998 Conversion Awards                                       19
Article 14.    Beneficiary Designation                                      19
Article 15.    Deferrals                                                    19
Article 16.    Rights of Participants                                       19
Article 17.    Amendment, Modification, and Termination                     20
Article 18.    Withholding                                                  21
Article 19.    Indemnification                                              21
Article 20.    Successors                                                   21
Article 21.    Legal Construction                                           22

                         MARRIOTT INTERNATIONAL, INC.

               1998 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

                 Amended and Restated Effective April 30, 1999


Article 1.  Establishment, Objectives, and Duration

     1.1 Establishment of the Plan. New Marriott MI, Inc., a Delaware corporation and, prior to the Distribution, a wholly-owned subsidiary of Marriott International, Inc., to be renamed Marriott International, Inc. after the Distribution (the "Company"), hereby establishes an incentive compensation plan to be known as the "Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document.

     The Plan shall become effective as of the Distribution Date (as defined below, the "Effective Date") and shall remain in effect as provided in Section
1.3 hereof.

     1.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees and Non-Employee Directors to those of Company shareholders and allowing such Employees and Non-Employee Directors to participate in the growth, development and financial success of the Company.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

     1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 17 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2.  Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1 "Allocation Agreement" means the Employee Benefits and Other Employment Matters Allocation Agreement by and between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and New Marriott MI, Inc. (To Be Renamed Marriott International, Inc.) dated as of September 30, 1997.

     2.1.1 "Annual Meeting" means the annual meeting of the stockholders of the Company at which Directors are elected.

     2.2 "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Deferred Stock, Special Recognition Stock Awards, 1998 Conversion Awards, Other Share-Based Awards, Other Cash Performance-Based Awards, Non-Employee Director Share Awards, Stock Units, and Director Options.

     2.3 "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

     2.4 "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5   "Beneficiary" means the person or persons designated pursuant to
Article 14 hereof.

     2.6 "Board" or "Board of Directors" means the Board of Directors of the Company.

     2.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.8 "Committee" means the Compensation Policy Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

     2.9 "Company" means New Marriott MI, Inc. which, after the Distribution, will be renamed Marriott International, Inc., together with any and all Subsidiaries, and any successor thereto as provided in Article 20 herein.

     2.10 "Current Award" means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(c) hereof.

     2.11 "Covered Employee" means a Participant who, as of the date of grant, vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
Section 162(m), or any successor statute.

     2.12 "Deferred Award" means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(b) hereof.

     2.13 "Deferred Stock" means an Award granted to a Participant as described in Article 8 herein.

     2.14 "Deferred Stock Bonus Award" means a grant of a right to receive Shares on a deferred basis, pursuant to Article 8.2 hereof.

     2.15 "Deferred Stock Agreement" means an Award granted to a Participant as described in Article 8.3 herein.

     2.16    "Director" means any member of the Board.

     2.16.1  "Director Option" means a Nonqualified Stock Option as described in
Article 12 herein.

     2.17 "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

     2.18 "Distribution" means the distribution of all the outstanding shares of capital stock of the Company as provided in the Distribution Agreement.

     2.19 "Distribution Agreement" means the Distribution Agreement between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and the Company dated as of September 30, 1997.

     2.20 "Distribution Date" means the date on which the Distribution shall be effected pursuant to the Distribution Agreement.

     2.21    "Effective Date" shall have the meaning ascribed to such term in
Section 1.1 hereof.

     2.22 "Employee" means any individual who is, or will become, a full-time, active, non-union employee of the Company. Any Employee who, at the request and on the assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment. Directors who are not employed by the Company shall not be considered Employees under this Plan.

     2.23 "Engaging in Competition" means (i) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company;
(ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential Company information, in each case, without the approval of the Company.

     2.24 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.25 "Fair Market Value" means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

     2.26 "Fee Deferral Election" means an election made by a Non-Employee Director to defer the receipt of Fees, as described in Section 12.3 hereof.

     2.27 "Fees" means all or part of any retainer and/or fees payable to a Non-Employee Director in his or her capacity as such.

     2.28 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

     2.29 "Insider" shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     2.30 "1998 Conversion Award" means an Award made pursuant to Article 13 to reflect the effect of the Distribution on outstanding awards which were made under the Predecessor Plans and which were held by the grantee immediately before the Distribution.

     2.31 "Non-Employee Director" means a Director who is not an Employee of the Company.

     2.32 "Non-Employee Director Share Award" shall mean an award of Shares to a Non-Employee Director, as described in Section 12.2 herein.

     2.33 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

     2.34 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein, or a Director Option as described in
Article 12 herein.

     2.35 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.36 "Other Cash Performance-Based Awards" means an Other Cash Performance-Based Award, as described in Article 10 herein.

     2.37 "Other Share-Based Award" means an Other Share-Based Award, as described in Article 10 herein.

     2.38 "Participant" means an individual who has an outstanding Award granted under the Plan.

     2.39 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.40 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

     2.41 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.42 "Predecessor Plans" means the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan and the Marriott International, Inc. 1995 Non-Employee Directors' Deferred Stock Compensation Plan.

     2.43 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

     2.44 "Shares" means shares of Class A Common Stock of the Company or of any successor company adopting this Plan.

     2.45 "Special Recognition Stock Award" means an Award granted to a Participant pursuant to Article 9 herein.

     2.46 "Stock Units" means the credits to a Non-Employee Director's Stock Unit Account, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

     2.47 "Stock Unit Account" means the bookkeeping account established by the Company pursuant to Section 12.3.

     2.48 "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns a majority of the equity interest by vote or by value or in which the Company has a majority capital or profits interest.

     2.49 "Termination of Service" means termination of service as a Non-Employee Director in any of the following circumstances:

             (a) Where the Non-Employee Director voluntarily resigns or retires;

             (b) Where the Non-Employee Director is not re-elected (or elected in the case of an appointed Non-Employee Director) to the Board by the shareholders; or

             (c)   Where the Non-Employee Director dies.

     2.50 "Year of Service" means a period of twelve (12) consecutive calendar months during which an Employee was paid for 1200 or more hours of work for the Company.

Article 3.  Administration

     3.1 The Committee. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other Committee appointed by the Board, the members of which shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

     3.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 17 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

     3.3 Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

     3.4 Unanimous Consent in Lieu of Meeting. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity in such event to hold a meeting.

Article 4.  Shares Subject to the Plan and Maximum Awards

     4.1 Number of Shares. Subject to Sections 4.2 and 4.3 herein, (a) no more than 71 million shares of Class A Common Stock of the Company may be issued pursuant to Awards granted under the Plan, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Employee shall be 500,000. No more than 20% of the Shares available for Awards will be issued with respect to Awards other than the Options and Non-Employee Director Awards.

     4.2 Lapsed Awards. If any Award granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

     4.3 Adjustments in Authorized Shares and Awards. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, (a) such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 and the Award limits set forth in
Section 4.1 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and (b) the Committee or the board of directors, compensation committee or similar body of any other legal entity assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards, provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, provide that Awards will be exercised, distributed, canceled or exchanged for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions) as shall be specified in the notice. Any adjustment of an ISO under this paragraph shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

Article 5.  Eligibility and Participation

     5.1 Eligibility. Employees shall be eligible to participate in this Plan with respect to Awards specified in Articles 6 through 10. Non-Employee Directors shall be eligible to participate in the Plan with respect to Awards specified in Article 12. Persons eligible to receive 1998 Conversion Awards under the Allocation Agreement shall be eligible to participate in the Plan with respect to Awards specified in Article 13.

     5.2 Actual Participation by Employees. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.  Stock Options

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Options may include provisions for reload of Options exercised by the tender of Shares or the withholding of Shares with respect to the exercise of the Options.

     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

     6.3  Option Price.  The Option Price for each grant of an Option under this
Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4 Duration of Options. Each Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the fifteenth
(15th) anniversary date of its grant.

     6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Employee.

     The ability of an Employee to exercise an Option is conditioned upon the Employee not committing any criminal offense or malicious tort relating to or against the Company.

     6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

     The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     6.8 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.9 Termination of Employment or Leave of Absence. In the event that an Employee, during the Employee's lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any Option which is not exercisable on the date on which the Employee ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months (one year in the case of a Participant who is Disabled) from such date, but in no event after the expiration of the term for which the Option was granted; provided, however, that in the case of an optionee of an NQSO who is an "Approved Retiree" (as hereinafter defined), said optionee may exercise such Option until the sooner to occur of (i) the expiration of such Option in accordance with its original term; or (ii) the expiration of five years from the date of retirement. For purposes of the proviso to the preceding sentence:

          (a) An "Approved Retiree" is any optionee who (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has completed 20 Years of Service or has attained age 55 and completed 10 Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee;

          (b) Any time period during which an optionee may continue to exercise an Option within clause (ii) of said proviso shall count in determining compliance with any schedule established pursuant to Section 6.5 herein; and

          (c) If an Approved Retiree is subsequently found by the Committee to have violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)(B) of this sentence, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, any Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be canceled on such date.

     In the event of the death of an optionee during the three-month period described above for exercise of an Option by a terminated optionee or one on leave for over 12 months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the optionee's personal representatives, heirs or legatees to the same extent and during the same period that the optionee could have exercised the Option if the optionee had not died.

     Notwithstanding anything in Section 6.5 to the contrary, in the event of the death of an optionee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding Option held by such optionee upon death shall become fully vested upon death and shall be exercisable by the optionee's personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

     6.10  Nontransferability of Options.

           (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

           (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7.  Restricted Stock

     7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee shall determine.

     7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

     7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

     7.4 Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

     The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

     Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

     Distribution of Shares of Restricted Stock is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company.

     7.5 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

     7.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

     The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

     7.7 Termination of Employment. In the event a Participant's employment with the Company is terminated because of the Participant's Disability or death during the Period of Restriction, the Period of Restriction shall end and the Participant's rights thereunder shall inure to the benefit of his or her Beneficiary.

     In the event that a Participant's employment with the Company is terminated during the Period of Restriction because of either the Participant's: (a) retirement with specific approval from the Committee following attainment of age 55 and with ten (10) Years of Service or (b) retirement with specific approval from the Committee and with twenty (20) Years of Service, the Committee shall have complete discretion in determining the percentage, if any, of a Participant's outstanding Restricted Shares as to which the Period of
Restriction shall end.   In the event that a Participant's employment with the
Company is terminated for any other reason during the Period of Restriction, such Participant's outstanding Restricted Shares shall be forfeited to the Company without payment.

Article 8.  Deferred Stock

     8.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, Deferred Stock Bonus Awards or Deferred Stock Agreements may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the amount of Deferred Stock granted to each Employee

(subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards of Deferred Stock.

     8.2 Deferred Stock Bonus Awards. Deferred Stock Bonus Awards may be granted as part of a management incentive program under which part of the annual performance bonus awarded to managers and other key Employees is made in Deferred Stock. Subject to the terms of the Plan, Deferred Stock Bonus Awards shall have such terms and conditions as determined by the Committee. As determined by the Committee and subject to the terms of the Plan, Participants selected by the Committee in its discretion may elect to receive their Deferred Stock Bonus Award in the form of either a Current Award or a Deferred Award.

          (a) Method of Election. Each Participant who is granted a Deferred Stock Bonus Award and selected by the Committee in its discretion may elect, in writing, on a form to be furnished by the Company, to receive a Current Award or a Deferred Award. Notwithstanding the foregoing, any eligible Participant who does not elect to receive a Deferred Award within the time designated by the Company shall be granted a Current Award.

         (b)   Deferred Award.

               (i) Vesting. Deferred Stock granted in connection with a Deferred Award shall contingently vest, pro rata, in annual installments commencing one year after the date of the Deferred Stock Bonus Award and continuing on each January 2 thereafter until the expiration of a ten-year period from such commencement date. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Award shall vest upon the Participant's: (1) termination of employment following attainment of age 55 with ten (10) Years of Service; (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service; (3) Disability, or (4) death. Subject to Section 4.3 herein, unvested Deferred Stock shall not continue to vest following termination of employment for any other reason.

               (ii) Distribution of Shares. Vested Shares will be distributed to the Participant in two (2) to ten (10) approximately equal annual installments, as elected by the Participant, or over such shorter period as determined by the Committee. Such distribution shall commence in the month of January following the date the Participant terminates employment; provided, however, that the Participant may elect to receive his or her vested Shares in a single distribution which shall take place in the month of January following his or her termination of employment.

               All such elections made pursuant to this Section 8.2(b)(ii), shall be made at the time the Deferred Stock Bonus Award is granted, and shall be made, in writing, on a form prescribed by the Committee. Upon a Participant's death, all undistributed vested Deferred Stock will be distributed in one distribution as provided in Article 10 herein.

          (c)  Current Award.

               (i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive, approximately equal, annual installments, commencing one (1) year after the date of the Deferred Stock Bonus Award. If a Participant dies prior to distribution of all Shares to which he or she is entitled, the remaining Shares will be distributed in one distribution as provided in Article 10 herein.

               (ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Deferred Stock Bonus Award relating thereto terminated, without payment, if the Participant's employment with the Company is terminated for any reason other than the Participant's: (1) termination of employment at or beyond age 55 with 10 Years of Service, (2) retirement after 20 Years of Service with approval from the Committee, (3) Disability, or (4) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Participant under the distribution schedule which would have applied to those Shares if the Participant had not terminated employment, or over such shorter period as may be determined by the Committee.

          (d) Conditions. Distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

               (i) the Participant not committing any criminal offense or malicious tort relating to or against the Company;

               (ii)   the Participant not Engaging in Competition; and

               (iii) the Participant having provided the Committee with a current address where the Deferred Stock Bonus Award may be distributed.

     If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Bonus Award terminated, without payment.

          (e) Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Participant entitled upon termination of employment to receive a distribution pursuant to this Article 8 which has a total Fair Market Value at the time of such termination of $3,000 or less shall receive such distribution in one lump sum as soon as possible following termination of employment.

     8.3 Deferred Stock Agreements. Deferred Stock Agreements represent Deferred Stock granted to a Participant subject to the following conditions:

          (a) Vesting. Deferred Stock granted pursuant to this Section 8.3 shall contingently vest over a specified number of years, as determined by the Committee. Notwithstanding the foregoing, the Committee shall have complete discretion in determining the vested percentage, if any, of all unvested Deferred Stock subject to a Deferred Stock Agreement upon either the Participant's (1) termination of employment with retirement approval from the Committee following attainment of age 55 and with ten (10) Years of Service or (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service. All unvested Deferred Stock subject to a Deferred Stock Agreement shall immediately vest upon the Participant's termination of employment as a result of the Participant's Disability or death. Subject to Section 4.3 herein, unless otherwise provided in the Deferred Stock Agreement, if the Participant's employment with the Company is terminated for any other reason, all Deferred Stock which is not vested before such termination of employment shall be forfeited and the Deferred Stock Agreement terminated without payment.

          (b) Distribution of Shares. Vested Deferred Stock granted pursuant to this Section 8.3 shall be distributed to the Participant in the form of Shares in the manner specified in the Deferred Stock Agreement, or over such shorter period as the Committee may direct. Such distribution shall commence on January 2 following the first to occur of the date the Participant (i) retires, (ii) becomes Disabled, or (iii) attains at least age 65 and is no longer employed by the Company. Upon the Participant's death or as soon as practicable thereafter, all unpaid vested Deferred Stock shall be distributed in the form of Shares, in one distribution, as provided in Article 13 hereof.

          (c) Conditions. Distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

               (i)    the Participant not Engaging in Competition,

               (ii) the Participant not committing any criminal offense or malicious tort relating to or against the Company; and

               (iii) the Participant having provided the Committee with a current address where the Deferred Stock may be distributed.

          If said conditions are not met, all undistributed Deferred Stock will be forfeited and the Deferred Stock Agreement terminated without payment.

     8.4 Assignment. A Participant's rights under a Deferred Stock Agreement or Deferred Stock Bonus Award may not, without the Company's written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant's creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of Deferred Stock and underlying Shares to be distributed under Deferred Stock Agreements and Deferred Stock Bonus Awards.

Article 9.  Special Recognition Stock Awards

     Subject to the terms and provisions of the Plan, the Committee or its designee, at any time and from time to time, may grant Special Recognition Stock Awards to Employees in such amounts and upon such conditions as the Committee or its designee shall determine.

Article 10.  Other Awards

     10.1 Grant of Other Share-Based Awards. The Committee may grant Other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

     10.2 Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

     10.3 Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine.

     10.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in Article 11 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under
Article 4 which may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4 million in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards.

Article 11.  Performance Measures for Awards

     11.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives:

           (a)  Consolidated cash flows,

           (b)  Consolidated financial reported earnings,

           (c)  Consolidated economic earnings,

           (d)  Earnings per share,

           (e)  Business unit financial reported earnings,

           (f)  Business unit economic earnings,

           (g)  Business unit cash flows, and

           (h) Appreciation in the Fair Market Value of Shares either alone or as measured against the performance of the stocks of a group of companies approved by the Committee.

     11.2 Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     11.3 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12.  Directors' Share Awards, Fee Deferral Elections, and Director
Options                                                            '

     12.1 Eligibility. Only Non-Employee Directors shall be eligible to receive Non-Employee Director Share Awards and Director Options and to make Fee Deferral Elections.

     12.2 Non-Employee Director Share Awards. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director designated by the Board shall receive a Non-Employee Director Share Award of a number of Shares determined by the Board before such Annual Meeting. Each Non-Employee Director Share Award shall be fully vested and nonforfeitable when granted.

     12.3  Fee Deferral Elections.

           (a) Elections to Defer Payment of Fees. Payment of all or any part of any Fees payable to a Non-Employee Director may be deferred by election of the Non-Employee Director. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to the month during which the Fees will be earned and must be irrevocable for that month. Each election shall remain in effect for subsequent months until revoked in writing, and any such revocation shall become effective no earlier than the first day of the first month commencing after such revocation is received by the Company. No election may be made under this Section 12.3(a) with respect to Fees for which an election is made under Section 12.5.

          (b) Crediting Stock Units to Accounts. Amounts deferred pursuant to a Fee Deferral Election shall be credited as of the date of the deferral to a Stock Unit Account in Stock Units. The number of Stock Units credited to a Stock Unit Account with respect to any Non-Employee Director shall equal
     (i) the amount deferred pursuant to the Fee Deferral Election divided by
     (ii) the Fair Market Value of a Share on the date on which the Fees subject to the Fee Deferral Election would have been paid but for the Fee Deferral Election, with fractional units calculated to at least three (3) decimal places.

          (c) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director's Stock Unit Account pursuant to this Section 12.3 shall be at all times fully vested and nonforfeitable.

          (d) Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Non-Employee Director shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the product of (i) the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units credited to his or her Stock Unit Account as of the close of business on the record date for such dividend, divided by (ii) the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Non-Employee Director's Stock Unit Account.

          (e) Payment of Stock Units. Upon Termination of Service, the Stock Units credited to a Non-Employee Director's Stock Unit Account shall be paid to the Non-Employee Director in an equal number of shares of Stock in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as elected by the Non-Employee Director pursuant to rules established from time to time by the Committee.

          (f) Delivery of Stock Certificates. The Company shall issue and deliver to the Non-Employee Director a stock certificate for Shares in payment of Stock Units as soon as practicable following the date on which Stock Units are payable, provided, however, that no stock certificate shall be delivered with respect to the payment of any Stock Unit prior to the expiration of six (6) months from the date such Stock Unit was credited to the Non-Employee Director's Stock Unit Agreement.

     12.4 Unfunded Status. The interest of each Non-Employee Director in any Fees deferred under this Article 12 (and any Stock Units or Stock Unit Account relating thereto) or in any Director Stock Award shall be that of a general creditor of the Company. Stock Unit Accounts and Stock Units (and, if any, "in kind" dividends) credited thereto shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

     12.5  Director Options.

           (a) Elections to Receive Payment of Fees in the Form of Options. A Non-Employee Director may elect to receive payment of all or any part of his or her cash retainer in the form of Director Options in lieu of cash. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to each Annual Meeting which marks the commencement of the annual period of service during which such Fees are earned. Each election is irrevocable for that annual period. Elections under this Section 12.5 may not be made with respect to Fees deferred under Section 12.3.

           (b) Grant of Director Options. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director who has filed an election under Section 12.5(a) for the annual period of service that commences with such Annual Meeting shall be granted Director Options that have a value on the date of grant substantially equal to the amount of Fees otherwise payable to the Director in cash but for the election to receive Director Options. The value of Director Options shall be determined by the Committee in its sole discretion, at a meeting held prior to the Annual Meeting, based on a Black-Scholes option pricing model or other valuation model that the Committee determines to be appropriate in its sole discretion.

           (c) Terms of Director Options. Each Director Option shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, and the number of Shares to which the Option pertains. Each Director Option shall (i) have an Option Price equal to the Fair Market Value of a Share on the date the Option is granted; (ii) become 100% vested and first exercisable on the last business day immediately preceding the Annual Meeting next following the date the Option is granted or, if earlier, upon the Director's Termination of Service due to death or Disability; (iii) expire on the tenth (10th) anniversary of the date of its grant; and (iv) be nontransferable unless otherwise specified by the Committee.

           (d) Payment. Director Options granted under this Article 12 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Director Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Director for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) by a combination of (i) and (ii). The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

Article 13.  1998 Conversion Awards

     All 1998 Conversion Awards which, under the Allocation Agreement, are to be denominated in equal numbers of shares of Common Stock and Class A Common Stock of the Company, shall be issued under the Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under this Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder's corresponding awards under the Predecessor Plan.

Article 14.  Beneficiary Designation

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 15.  Deferrals

     The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, or the payment of or the lapse or waiver of restrictions with respect to any other Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 16.  Rights of Participants

     16.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

     16.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 17.  Amendment, Modification, and Termination

     17.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board may, in its sole discretion, condition the adoption of any amendment of the Plan on the approval thereof by the requisite vote of the shareholders of the Company entitled to vote thereon.

     17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the restriction set forth in Article 11 herein on the exercise of upward discretion with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     17.3 Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

     17.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this
Article 17, make any adjustments it deems appropriate.

     17.5 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.

Article 18.  Withholding

     18.1 Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     18.2 Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19.  Indemnification

     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 20.  Successors

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.

Article 21.  Legal Construction

     21.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

     21.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     21.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     21.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     21.5 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.